Exhibit 10.1

March 11, 2022

Sheila Johnshoy

Email: sheilajconsulting@gmail.com
Phone: 612-479-3091

Dear Sheila,

Stran and Company, Inc. (“Stran”) is pleased to extend you an offer for the position of Chief Operating Officer (COO) to begin employment at a mutually agreeable time.

Position: The COO will provide leadership and strategic vision in order to proactively improve corporate structure and company operations. You will be expected to implement operational, managerial, and administrative procedures; establish reporting structures and develop controls within the client service department and other related sales support roles; and develop a vendor relations and merchandising team to deliver creative products at preferred and competitive rates. You will effectively communicate and foster growth among the executive team and amongst all employees. This is a vital leadership role that will drive results, spur growth, and increase the overall efficiency of Stran.

Reporting: This position will directly report to the CEO and President of the company with guidance from other top executive leadership positions where applicable.

Mission:

●	Help set the strategic direction to surpass $100mm in annual sales within the next 3 years, while leading and managing the day-to-day operations of the business to accomplish this vision.

●	Work collaboratively with senior management teams to develop, create, and/or improve operational processes, internal infrastructures, reporting systems and company policies all designed improve the overall efficiency of the company, drive profitability, foster growth, allow for scale, and ensure excellent service internally and externally.

●	Drive tangible company results from both an operational efficiency and financial perspective by working closely with other key executive team members.

●	Partner with the executive team to achieve favorable financial results with respect to sales, profitability, reporting and controls.

●	Provide timely, accurate, and complete reports outlining the operational condition of the company, while creating and implementing standards and KPIs that ensure best in class partnership support to our customers (internal and external), while maximizing team performance.

●	Create effective measurement tools to gauge the efficiency and effectiveness of internal and external processes.

●	Establish and implement a vendor relations and merchandising strategy that will help differentiate Stran through creative products, preferred pricing, and a superior supply chain management solution. Work with Sales and Marketing to promote this “product” message and capitalize on that value proposition.

●	Serve as the primary liaison and effectively manage the relationship with key supplier partners. This includes technology enablement, staffing, and organizational decisions.

●	Work with other executives on budgeting, forecasting and resource allocation programs.

Stran & Company - 2 Heritage Dr. - Quincy, MA 02171 - 800-833-3309 - www.stran.com

Day-to Day Tasks:

●	Analysis and implementation of company processes, structure, financials, and profitability

●	Monitor and enforce adoption and consistency of processes across the organization

●	Strategy and planning

●	Recruiting and hiring

●	Training and onboarding

●	Implementation of new initiatives

●	M&A – including identifying targets, analyzing synergies, and helping to close acquisitions

Major activities and the % of time:

Activity	% of Time
Executing continuous improvement of company structure, processes, and operations to maximize efficiency and effectiveness	35%
Collecting and analyzing data in order to implement positive change that drives results	35%
Management, coaching, and training	20%
M&A activities	10%

Performance Criteria:

●	Develop and manage plans to success.

●	Grow Stran’s overall revenue to surpass $100mm while maintaining relative profitability figures.

●	Limit employee and customer attrition while maximizing revenue growth and attracting new business.

●	Deliver proactive and innovative solutions surrounding structural, operational, sales, marketing, and overall business strategy.

Compensation: Stran will provide you with an annual base salary of $250,000.00 with the potential for increases in salary and annual bonus based on the successful achievement of both personal and business-related goals as outlined below/attached.

Bonus Structure:

Stran would like to offer you a bonus structure that encompasses both personal goals and overall business goals. After the first year of employment, and each subsequent year, these goals and bonus figures will be reviewed to ensure that proper benchmarks and goals are a benefit to the organization, realistic, attainable, and fair for everyone.

Performance Bonus Structure: Stran has developed a bonus plan that ties directly to the overall sales , profitability, and growth of Stran. Stran expects significant year-over-year growth as our main success benchmark. Should the company achieve the goals as outlined below, you can expect a bonus based on these criteria. These benchmarks and bonus % are based on the current landscape and may be adjusted after the first year based on changing business factors.

Cash Bonuses: Achieve the following goals OR at the discretion of the CEO and approval by compensation committee – reviewed and paid annually, no later than March 15, based on fiscal year. *Note: In order to qualify for more than the 25% cash bonus benchmark, company must have a normalized annual operating profit.

Stran & Company - 2 Heritage Dr. - Quincy, MA 02171 - 800-833-3309 - www.stran.com

Annual Revenue Benchmarks for Cash Bonus:

●	Annual revenue of $10mm achieved = 25% of base salary

●	Annual revenue of $53mm achieved = 50% of base salary

●	Annual revenue of $60mm achieved = 75% of base salary

●	Annual revenue of $70mm achieved = 100% of base salary

Stock/Option Bonuses: Achieve the following goals OR at the discretion of the CEO and approval by compensation committee – reviewed and paid annually, no later than March 15, based on fiscal year.

Stock and Option Awards: Condition of hitting incentive goals: Issue options with a strike price of the date signed that will be “earned” once each of the benchmarks outlined below are achieved. Earn shares that are issued once each of the benchmarks outlined below are achieved.

Annual Revenue Benchmarks for Stock Bonus:

●	Issued as sign on bonus = 5,000 shares + 5,000 options (locked up for 6 months)

●	Annual revenue of $50mm achieved = 5,000 shares + 5,000 options

●	Annual revenue of $60mm achieved = 10,000 shares + 10,000 options

●	Annual revenue of $70mm achieved = 10,000 shares + 10,000 options

●	Annual revenue of $80mm achieved = 10,000 shares + 10,000 options

Stretch goal: Achieve TTM (trailing 12 months) revenue of $250mm within 3.5 years of your start date while still employed, earn another 100,000 shares in addition to anything listed above.

Any stock options or shares of the Company’s common stock will follow all regulatory and compliance rules including filing a registration statement or restricting the sale or exercise of shares due to SEC, FINRA, Nasdaq or other regulatory requirements.

Non-solicitation:

Stran will execute a standard non-disclosure and non-solicitation agreement with you that will not restrict you from working within the promotional industry, but will require you to maintain confidentiality and refrain from soliciting current clients or employees that were existing or obtained during your employment with Stran.

Severance:

Should Stran terminate your employment within the first 2 years of your start date, you will be eligible for the following compensation benefits:

(i)	Year1. You will receive 4 months of your salary, paid per the company’s current pay schedule during that time.

(ii)	Year2. You will receive 2 months of your salary, paid per the company’s current pay schedule during that time.

Severance will not be applicable if you are terminated for “Cause”. As used herein, “Cause” shall mean: (a) conviction of or plea of guilty or nolo contendere to a felony (b) commission of fraud or embezzlement on the Company or any of its subsidiaries; (c) willful act or omission which results in an assessment of a civil or criminal penalty against the Company or any of its subsidiaries that causes material financial or reputational harm to the Company or any of its subsidiaries; (d) any intentional act of dishonesty resulting or intending to result in personal gain or enrichment at the expense of the Company or any of its subsidiaries; (e) a violation by Executive of law (whether statutory, regulatory or common law), causing a material financial harm or material reputational harm to the Company or any of its subsidiaries; (f) a material violation by Executive of the Company’s (or any of its subsidiaries’) bona fide, written equal employment opportunity, antidiscrimination, anti-harassment, or anti- retaliation policies; (g) the Executive’s consistent abuse of alcohol, prescription drugs or controlled substances, which interferes with the performance of her duties to the Company; or (i) excessive absenteeism of the Executive other than for reasons of illness.

Stran & Company - 2 Heritage Dr. - Quincy, MA 02171 - 800-833-3309 - www.stran.com

Benefits: Stran offers Medical Care Coverage under an HMO or PPO plan whereby the company contributes 65% of the monthly premium if you choose to participate. Stran provides life insurance and short-term disability as outlined in our benefits package. Stran also offers a Section 125 Flexible Spending Account and elective participation in dental insurance and long-term disability programs. Additionally, you are eligible to participate in the Simple IRA savings plan with a company match of 3% of your annual salary – up to the legal maximum. You will be eligible for these benefits after 3 months of employment and based on the providers requirements.

In addition, Stran has adopted an unlimited vacation policy that encompasses vacation, personal, and sick days. You must receive approval and give at least two weeks’ notice prior to taking time off whenever possible. Stran also offers a generous holiday schedule each year. For calendar year 2022 STRAN has 10 paid holidays.

Certain Conditions of Employment:

A performance review of stated goals will take place at 3, 6 and 12 months following your start date.

Working hours will be from 8:30am-5:30pm. Please note that due to the increasing level of growth that our business has been experiencing over the past few years, and as the newest member of our senior management team, it would be expected that additional hours be put in to ensure that all areas under your responsibility are properly tended to. Upon acceptance of this role, you will need to complete the I-9, W-4 and other employee information forms by the first day of work. Also, you will need to read and sign the Stran employee Handbook before the end of you first week of employment.

This offer shall be subject to and contingent upon approval and/or ratification by the Board of Directors, and, as to all compensation terms, including but not limited to salary, cash or equity awards or bonuses, benefits, and severance, hereunder, by the Compensation Committee of the Company.

Please let us know of your decision to accept this offer in writing. Congratulations, we think you will be a great addition to our team and look forward to working with you in your new role and position!

Sincerely,

/s/ Andy Shape

Andy Shape, President and CEO
Stran and Company, Inc.

I accept this offer:

/s/ Sheila Johnshoy	March 11, 2022
Name	Date

Stran & Company - 2 Heritage Dr. - Quincy, MA 02171 - 800-833-3309 - www.stran.com

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